Exhibit 16.1

July 18, 2019

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have read the statements that we understand Tauriga Sciences, Inc. (the “Registrant” or the “Company”) will include under Item 4.01 of the Form 8-K report it will file regarding the change in independent registered public accounting firms. We agree with such statements regarding our firm.

Respectfully submitted,

/s/ KBL, LLP
KBL, LLP
New York, NY